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                           SECOND AMENDED AND RESTATED
                            ADMINISTRATION AGREEMENT


This Administration Agreement is made this 10th day of November, 2001, by and between FIRSTHAND FUNDS, a Delaware business trust (the "Trust"), and FIRSTHAND CAPITAL MANAGEMENT, INC., a California corporation (the "Administrator").

                                   WITNESSETH:

WHEREAS, the Trust is engaged in business as an open-end management investment company and is to be registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

WHEREAS, the Administrator is engaged in the business of rendering administrative and supervisory services to investment companies; and

WHEREAS, the Trust desires to continue to retain the Administrator to render supervisory and corporate administrative services to the series of the Trust listed on Schedule A attached hereto (each, a "Fund" and collectively, the "Funds") in the manner and on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

1. EMPLOYMENT OF THE ADMINISTRATOR. The Trust hereby employs the Administrator to administer the affairs of the Funds subject to the direction of the Board of Trustees and the officers of the Trust, for the period and on the terms hereinafter set forth. The Administrator hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Administrator shall for all purposes herein be deemed to be an independent contractor and, except as expressly provided or authorized (whether herein or otherwise), shall have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds. Absent written notification to the contrary by the Trust or the Administrator, each new investment portfolio established in the future by the Trust shall automatically become a "Fund" for all purposes hereunder as if listed on Schedule A.

2. OBLIGATIONS OF THE ADMINISTRATOR. The Administrator, at its expense, shall supply the Board of Trustees and officers of the Trust with all statistical information and reports reasonably required by it and reasonably available to the Administrator and furnish the Funds with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of each Fund. The Administrator shall oversee the maintenance of all books and records with respect to the Funds' securities transactions and each Fund's book of account in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the Act, the Administrator hereby agrees that any records that it maintains for a Fund are the property of the Fund and further agrees to surrender promptly to a Fund its records upon the Fund's request. The Administrator further agrees to arrange for the

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preservation of the records required to be maintained by Rule 31a-1 under the Act for the periods prescribed by Rule 31a-2 under the Act.

3. EXPENSES OF THE FUNDS. The Administrator assumes and shall pay for maintaining its staff and personnel, and shall at its own expense provide the equipment, office space and facilities necessary to perform its obligations under this Agreement. In addition, the Administrator assumes and shall pay all other expenses of each Fund (excluding independent trustees' compensation, brokerage and commission expenses, fees payable under Rule 12b-1 plans, if any, and shareholder servicing plans, if any, litigation costs and any extraordinary and non-recurring expenses). Such other expenses include, without limitation: insurance, taxes, expenses for legal and auditing services, costs of printing proxies, stock certificates and prospectuses, the insurance required by Section 17(g) of the Act, charges of a custodian for safekeeping of the Fund's securities, Securities and Exchange Commission fees, expense of registering the shares of the Fund under Federal and state securities laws, expenses (but not compensation) of trustees who are not interested persons of the Fund, accounting and pricing costs (including daily calculation of net asset value) and interest.

4. COMPENSATION. As compensation for the services rendered, the facilities furnished and the expenses assumed by the Administrator, each Fund shall pay to the Administrator at the end of each calendar month a fee at the annual rate of
 .45% of the Fund's average daily net assets up to $200 million, .40% of such assets from $200 million to $500 million, .35% of such assets from $500 million to $1 billion and .30% of such assets in excess of $1 billion, as determined and computed in accordance with the description of the method of determination of net asset value contained in each Fund's Prospectus and Statement of Additional Information. The compensation payable to the Administrator under the immediately preceding sentence in each year shall be reduced by the amount of compensation paid by the Trust during such year to the independent trustees for their services.

5. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator to the Funds hereunder are not to be deemed exclusive and the Administrator shall be free to render similar services to others. Subject to, and in accordance with the Declaration of Trust and By-Laws of the Trust and Section 10(a) of the Act, it is understood that trustees, officers, agents and beneficial holders of the Trust and the Funds are or may be "interested persons" (as defined in the Act) of the Administrator or its affiliates, and that directors, officers, agents or shareholders of the Administrator or its affiliates are or may be "interested persons" of the Trust or the Funds as beneficial holders or otherwise.

6. LIABILITIES OF THE ADMINISTRATOR. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be liable to a Fund or to any beneficial holder of a Fund for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

7. RENEWAL. The term of this Agreement shall commence on the date hereof and shall continue with respect to a Fund in effect until the date ending one year from the date hereof and is renewable thereafter for successive one year periods if such continuance is approved at least annually by (i) the Trust's Board of Trustees, or by a vote of the holders of a majority of the outstanding voting securities of such Fund, and (ii) a majority of the trustees who are not parties

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to the Agreement or "interested persons" (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval.

8. TERMINATION. This Agreement may be terminated at any time with respect to a Fund (i) without the payment of any penalty either by vote of the Board of Trustees of the Trust, or (ii) by vote of a majority of the outstanding voting securities of such Fund, on 60 days' written notice to the Administrator and by the Administrator on 60 days' written notice to the Fund.

9. AMENDMENTS. This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Board of Trustees of the Trust, or by a vote of the holders of a majority of the outstanding voting securities of the affected Fund or Funds, and (ii) a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

10. NOTICES. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below: If to the Administrator: Firsthand Capital Management, Inc. 125 South Market, Suite 1200 San Jose, CA 95113. If to the
Trust: Firsthand Funds, 125 South Market, Suite 1200 San Jose, CA 95113 or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section.

11. SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted.

12. HEADINGS. Any paragraph headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction and interpretation of this Agreement or any provisions thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.





FIRSTHAND FUNDS                                   FIRSTHAND CAPITAL
MANAGEMENT, INC.


By:  /s/ Kevin Landis                              By: /s/ Kevin Landis
    ------------------------                          ------------------------
     Kevin Landis, President                           Kevin Landis, President


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              SECOND AMENDED AND RESTATED ADMINISTRATION AGREEMENT

                                   SCHEDULE A

                                  List of Funds

                              Technology Value Fund
                             Technology Leaders Fund
                           Technology Innovators Fund
                           The Communications Fund-TM-
                             The e-Commerce Fund-TM-
                             Global Technology Fund